Exhibit 10.36

AMENDMENT TO THE

ROYAL CARIBBEAN CRUISES LTD. ET AL NONQUALIFIED DEFERRED

COMPENSATION PLAN

WHEREAS, Royal Caribbean Cruises Ltd. (the “Company”) currently maintains the Royal Caribbean Cruises Ltd. et al Nonqualified Deferred Compensation Plan (the “Plan”); and

WHEREAS, the Plan reserves to the Board of Directors of Royal Caribbean Cruises Ltd. (the “Board”) the authority to amend the Plan; and

WHEREAS, the Company has determined that it is desirable to amend the Plan to (i) prohibit new Participants in the Plan on and after January 1, 2009, (ii) provide that payment of all amounts deferred under the Plan prior to January 1, 2009, be made on or before December 31, 2017, and (iii) comply with the final regulations issued under Internal Revenue Code Section 409A.

NOW, THEREFORE, IT IS RESOLVED that, the Plan is hereby revised, effective January 1, 2009, in the following particulars:

1. Article 1 is amended to read as follows:

ARTICLE 1. PURPOSE

Royal Caribbean Cruises Ltd. has established The Royal Caribbean Cruises Ltd. et al. Nonqualified 401(k) Plan, effective January 1, 1998. This amended Plan document contains amendments adopted through December 31, 2008. The Royal Caribbean Cruises Ltd. et al. Nonqualified 401(k) Plan is a nonqualified deferred compensation plan for a select group of management or highly compensated employees of Royal Caribbean Cruises Ltd. and its participating subsidiaries and affiliated companies as a means of sheltering a portion of an eligible individual’s income from current taxation while accumulating resources for future investments. Effective on and after September 14, 2007, the Plan shall no longer be known as the Royal Caribbean Cruises Ltd. et al Nonqualified 401(k) Plan and shall instead be known as the Royal Caribbean Cruises Ltd. et al Nonqualified Deferred Compensation Plan.

With respect to amounts deferred hereunder that are subject to Code Section 409A and any regulations and other official guidance issued thereunder (generally, amounts deferred on and after January 1, 2005 and the earnings thereon), applicable provisions of the Plan document shall be interpreted to permit the deferral of compensation in accordance with Code Section 409A, and any provision that would conflict with such requirements shall not be valid or enforceable. In addition, with respect to amounts deferred hereunder that are not subject to Section 409A (“Grandfathered Funds”), it is intended that the rules applicable under the Plan as of December 31, 2004, and not Code Section 409A and related official guidance, shall apply with respect to such Grandfathered Funds.

2. Section 2.9 is amended to read as follows:

2.9 Effective Date means, with respect to the original Plan document, January 1, 1998. The effective date of this amendment and restatement is January 1, 2009.

3. The following Section 2.16 is added to the Plan and the remaining Sections and internal cross-references are re-numbered accordingly:

2.16 Grandfathered Funds means amounts deferred under the Plan before January 1, 2005 (and the earnings credited thereon before, on or after January 1, 2005) for which (i) the Participant had a legally binding right as of December 31, 2004, to be paid the amount, and (ii) such right to the amount was earned and vested as of December 31, 2004 and was credited to the Participant’s Account hereunder.

4. The following Section 2.21 is added to the Plan and the remaining Sections and internal cross-references are re-numbered accordingly:

2.21 Specified Employee means a Participant who, as of the date of such Participant’s Termination of Employment, is a key employee (as defined under Code Section 416(i)) of the Company at any time during the twelve (12) month period ending on the specified employee identification date. For purposes of determining Specified Employees, the specified employee identification date shall be December 31 and the definition of “compensation” shall be the amount to be reported as wages, tips, or other compensation in Box 1 on the Participant’s Form W-2 for income tax purposes for the Plan Year, including amounts that are not currently includible in the Participant’s gross income by reason of the application of Sections 125 or 132(f) of the Code, and excluding any severance pay paid during such Plan Year. This definition of compensation is not taken into account for purposes of calculating benefits under the Plan, and is used solely for purposes of identifying Specified Employees.

5. Section 2.22 is amended to read as follows:

2.22 Termination of Employment means a Participant’s termination of employment with his or her Employer and any Affiliated Company, or other separation from service as described in Code Section 409A and the regulations thereunder.

6. Section 3.1 is amended to read as follows:

3.1 Determination of Eligible Employee Status: Upon adoption of the Plan, the Company will notify those Employees who it determines are Eligible Employees. Thereafter, except as otherwise provided in Section 3.2, prior to each calendar quarter, the Company will notify those Employees who it determines to have become Eligible Employees for the first time at the beginning of such calendar quarter. An Employee who is determined to be an Eligible Employee shall thereafter be eligible to become a Participant in accordance with Section 3.2. Notwithstanding the foregoing, any

Employee who was not classified as an Eligible Employee on December 31, 2008, and any employee hired or re-hired by the Company on or after January 1, 2009, shall not be classified as an Eligible Employee on or after January 1, 2009.

7. Section 3.2 is amended to read as follows:

3.2 Commencement of Participation: Each Eligible Employee shall be provided an opportunity to designate the percentage of his or her Eligible Earnings to be deferred under Section 4.1 and to irrevocably designate the percentage or dollar amount of his or her annual Bonus to be deferred under Section 4.4. Any such Eligible Employee who makes such a designation in the first calendar quarter of 1998 shall become a Participant on the first day of the first payroll period that commences in the second calendar quarter of 1998 provided the Eligible Employee is employed as of such date. Thereafter through December 31, 2004, any such Eligible Employee who (i) makes such a designation and (ii) has completed 90 days of employment shall become a Participant on the first day of the month following the month in which such requirements are met, provided the Eligible Employee is employed as of such date.

Effective on and after January 1, 2005, in the first year in which a Eligible Employee becomes eligible to participate in the Plan, the Eligible Employee may make a deferral election with respect to compensation for services to be performed subsequent to the election provided the election is made within 30 days after the date the Eligible Employee becomes eligible to participate. In the case of all other Eligible Employees, including any new Eligible Employee who fails to make an election within the 30-day period described above, deferral elections must be made no later than December 31 (or such other date designated by the Company) of the year before the year the services related to the deferral election are to be performed.

Notwithstanding the foregoing provisions of Sections 3.1 and 3.2, effective January 1, 2000, if the Company determines that an Employee is an Eligible Employee hereunder after such Employee has ceased to be an eligible employee under the Royal Caribbean Cruises Ltd. 401(k) Plan, such Eligible Employee may become a Participant in this Plan in accordance with the deferral election provisions of the preceding paragraph.

Any such designation under this Section 3.2 must be made in the manner authorized by the Company and must be accompanied by:

(a) an authorization for the Eligible Employee’s Employer to make regular payroll deductions to cover the amount of such deferrals elected pursuant to Section 4.1;

(b) an irrevocable authorization to defer receipt of a percentage or a dollar amount of future Bonus amounts as elected under Section 4.4;

(c) an investment election with respect to any Employee Deferral Contributions and Bonus Deferrals;

(d) a designation of Beneficiary; and

(e) a designation as to the form and timing of the distribution of his or her Participant Account.

Notwithstanding the foregoing, effective January 1, 2009, no Employee who was not a Participant in the Plan on December 31, 2008, and no employee hired or re-hired by the Company on or after January 1, 2009, shall become a Participant in the Plan.

8. Section 4.1 is amended to read as follows:

4.1 Employee Deferral Contributions: Effective on or before December 31, 2008, each Participant may authorize the Employer by which he or she is employed, in the manner described in Section 3.2, to have an Employee Deferral Contribution made on his or her behalf. Such election shall apply to the Participant’s Eligible Earnings attributable to services performed during the designated period covered by the election, as provided in Section 3.2. Such Employee Deferral Contribution shall be a stated whole percentage of the Participant’s Eligible Earnings, equal to not less than 2% nor more than 20%, as designated by the Participant. The percentage of Eligible Earnings designated by a Participant to measure the Employee Deferral Contributions to be made on the Participant’s behalf shall remain in effect, notwithstanding any change in his or her Eligible Earnings, until he or she elects to change or suspend such percentage in accordance with Section 4.2 or Section 4.3, below. Effective on and after January 1, 2009, a Participant may not elect to make Employee Deferral Contributions to the Plan, and the Employer may not make Employee Deferral Contributions to the Plan.

9. Section 4.2 is amended to read as follows:

4.2 Changes in Contributions: Effective on or before December 31, 2008, a Participant may change his or her contribution percentage election under Section 4.1 at any time by applying to make such change in the manner prescribed by the Company. Prior to January 1, 2005, any such change shall become effective as of the first full payroll period that begins coincident with or immediately following the first day of the calendar quarter following the date the Participant applies to make such change.On and after January 1, 2005 and prior to January1, 2009, any such change shall become effective no earlier than the January 1 of the calendar year following the date on which the Participant applies to make such change.

10. Section 4.3 is amended to read as follows:

4.3 Suspension of Contributions: Effective on or before December 31, 2008, a Participant may suspend his or her Employee Deferral Contributions at any time by applying for a suspension in writing to the Company. Prior to January 1, 2005, any such suspension shall become effective as soon as administratively practicable following the date the Participant applies for the suspension. On and after January 1, 2005 and prior to January 1, 2009, any such suspension request shall not become effective before the January 1 of the calendar year following the date the Participant applies for the suspension. A Participant whose Employee Deferral Contributions have been suspended under this section may resume having Employee Deferral Contributions made on his or her behalf by applying to change his or her contribution percentage election in accordance with Section 4.2.

11. Section 4.4 is amended to read as follows:

4.4 Bonus Deferrals: Notwithstanding deferrals made under Section 4.1, and except as provided below with regard to performance-based bonuses, by December 31 of each year, each Participant may elect, in writing to the Company, to defer all or a portion of his or her Bonus that would otherwise be payable for services performed in the twelve-month period beginning on the January 1 immediately following such December 31. Effective on and after January 1, 2005, in the case of any Bonus that is designated by the Company as a performance-based Bonus and which qualifies as performance-based compensation under Code Section 409A and related official guidance, a Participant’s deferral election with respect to all or a portion of his or her Bonus must be made in accordance with Treasury Regulation §1.409A-2(a)(8), in writing to the Company, no later than the date that is six months before the end of the performance period (which performance period shall be not less than 12 months) related to such Bonus or such other date designated by the Company. Effective on and after January 1, 2009, a Participant may not elect to defer all or a part of his or her Bonus under the Plan.

12. Section 5.3 is amended to read as follows:

5.3 Establishment of Investment Funds: The Company will establish one or more Investment Funds which will be maintained for the purpose of determining the investment return to be credited to each Participant’s Account. The Company may change the number, identity or composition of the Investment Funds from time to time. Each Participant’s Account will be increased or decreased by the net amount of investment earnings or losses that it would have achieved had it actually been invested in the deemed investments elected by the Participant. The Company is not required to purchase or hold any of the deemed investments. Investment Fund elections must be made in a minimum of 1% increments and in such manner as the Company may specify. A Participant may change his or her Investment Fund election periodically by completing a revised Participant Election Form and delivering it to the Vice President of Global Total Rewards. Any such change shall become effective as of the first business day coincident with or immediately following the date the Participant applies to make such change. As the Participant’s Account balance changes, the adjustment of such amounts shall remain based on the deemed investment previously elected until the Participant requests a change in accordance with this Section or the Company no longer includes that deemed investment as one of the available Investment Funds. If a Participant fails to make an Investment Fund election, the amount in the Participant’s Account will be deemed to have been invested in a money market fund or any other fund as determined by the Company.

13. Section 5.4 is amended to read as follows:

5.4 Crediting Investment Results: No less frequently than as of each Valuation Date, each Participant Account will be increased or decreased to reflect investment results. Each Participant Account will be credited with the investment return of the Investment Funds in which the Participant elected to be deemed to invest. The credited investment return is intended to reflect the actual performance of the Investment Funds net of any applicable investment management fees or administrative expenses determined by the Company. Notwithstanding the above, the amount of any payment of Plan benefits pursuant to Article 6 or upon Plan termination shall be determined as of the Valuation Date preceding the date of payment.

14. Section 6.1 is amended to read as follows:

6.1 Form and Timing of Distribution: Each Participant shall elect the form and timing of the distribution with respect to his or her Participant Account in the manner authorized by the Company.

(a) Form of Payment: A Participant’s entire Participant Account shall be payable in the form of a single lump sum.

(b) Time of Payment: The Participant’s election shall indicate that payment shall be made:

(1) as soon as administratively practicable following the Participant’s Termination of Employment which shall in no event exceed 21 days beyond such Termination of Employment;

(2) on the January 1 following the year in which the Participant’s Termination of Employment occurs; or

(3) in a specific month and year.

Notwithstanding the foregoing, if a Participant elects his or her distribution to be made in accordance with paragraph 3 above, and such date falls before the Participant’s Termination of Employment, the Participant’s distribution shall be made in accordance with paragraph 1 above. Further, if a Participant elects his or her distribution to be made in accordance with paragraph 3 above, and such date falls before the Participant’s Termination of Employment, the Participant must complete new designations and authorizations pursuant to Section 3.2 in order to continue making Employee Deferral Contributions and/or Bonus Deferrals.

Notwithstanding anything herein to the contrary, and solely with respect to amounts deferred under the Plan that do not constitute Grandfathered Funds, payment shall not be made to any Participant who is a Specified Employee as a result of the Participant’s Termination of Employment before the date that is not less than six months after the date of Termination of Employment (or, if earlier, the date of death of the Participant).

Notwithstanding the foregoing, a Participant may change his or her form and timing election applicable to the distribution of his or her Participant Account, provided that such request for change is made (i) at least twelve (12) consecutive months prior to the date on which such distribution would otherwise have been made, (ii) at least twelve

(12) consecutive months prior to the date on which such distribution will be made, and (iii) solely with respect to amounts deferred under the Plan that do not constitute Grandfathered Funds, such that the payment with respect to an amended distribution election is deferred for a period of not less than 5 years from the date such payment would otherwise have been paid.

Notwithstanding the foregoing, and in accordance with Code Section 409A and any guidance issued thereunder, a Participant may make an election to change the time and manner of payment of amounts subject to Code Section 409A on or before December 31, 2007, provided that if any such election is made during the calendar year ending on December 31, 2007, the change in election (1) is for amounts not otherwise payable in 2007, and (2) does not cause an amount to be paid from a Participant’s Account in 2007.

Notwithstanding the foregoing, and in accordance with Code Section 409A and any guidance issued thereunder, a Participant may make an election to change the time and manner of payment of amounts subject to Code Section 409A on or before December 31, 2008, provided that if any such election is made during the calendar year ending on December 31, 2008, the change in election (1) is for amounts not otherwise payable in 2008, and (2) does not cause an amount to be paid from a Participant’s Account in 2008.

Notwithstanding the foregoing, effective January 1, 2009, all amounts deferred under the Plan shall be paid no later than December 31, 2017.

15. Section 6.3 is amended to read as follows:

6.3 Distribution Due to Severe Financial Hardship: Notwithstanding the foregoing, distributions of Grandfathered Funds may commence if the Company determines, based upon uniform, established standards, that the Participant has: (a) suffered a severe financial hardship, and (b) exhausted all other financial resources that are reasonably available to such Participant. Upon such determination, the Participant will receive an amount necessary to satisfy the severe financial hardship but in no event will the Participant receive less than $500, nor more than the total of all deferrals made by the Participant, plus interest credited to the Participant’s Account as of the date of the distribution. The Company shall determine the Investment Fund or Funds under Section 5.3 from which the amount necessary to satisfy the severe financial hardship shall be distributed. In the event of a finding of a hardship, the Company may limit the Participant’s current Bonus Deferral.

With respect to amounts deferred hereunder which do not constitute Grandfathered Funds, distributions may be made on account of an unforeseeable emergency. For purposes of this Section 6.3, in connection with any distribution date acceleration on account of an unforeseeable emergency, an “unforeseeable emergency” shall be limited to a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or of a Participant’s dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Examples of events that may constitute an unforeseeable emergency include the imminent foreclosure of or eviction from the Participant’s primary residence; the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication; and the need to pay for the funeral expenses of the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)). Whether a Participant is faced with an unforeseeable emergency will be determined based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of an unforeseeable emergency may not be made to the extent that such emergency is or may be relieved: (i) through reimbursement or compensation by available insurance or otherwise, (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or (iii) by cessation of deferrals under the Plan.

The amount available for distribution of amounts deferred under the Plan not constituting Grandfathered Funds on account of an unforeseeable emergency shall be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution), and shall be determined in accordance with Code Section 409A and the regulations thereunder. In all events, distributions due to an unforeseeable emergency shall be made solely in accordance with the provisions of Code Section 409A and related official guidance.

16. Section 6.4 is amended to read as follows:

6.4 Early Distribution: Notwithstanding any other provision of the Plan, including Sections 6.1 and 6.3, and effective solely with respect to amounts deferred under the Plan that constitute Grandfathered Funds, a Participant at any time may make a written request to the Company to immediately receive a lump sum distribution equal to ninety percent (90%) of the entire applicable vested portion of his or her Participant Account. The remaining applicable balance of his or her Participant Account from which a payment has been made pursuant to this Section 6.4 shall be forfeited by the Participant. The amount payable under this section shall be paid within twenty-one (21) days following receipt of written notice by the Company. Except as otherwise allowed under the terms of the Plan, amounts deferred under the Plan that do not constitute Grandfathered Funds shall not be eligible for early distribution pursuant to this Section 6.4.

IN WITNESS WHEREOF, this Amendment is being executed as of the 11th day of November, 2008.

ROYAL CARIBBEAN CRUISES LTD.

Attest:	/s/ Bradley Stein	By:	/s/ Maria R. Del Busto
	Bradley Stein		Maria R. Del Busto
	Vice President, General Counsel/ Secretary		Vice President and Chief Human Resources Officer